Phineus Partners
2013 Code of Ethics

I will not engage in any conduct involving dishonesty, fraud, deceit or commit any act that reflects adversely on my integrity, trustworthiness, or professional competence.

I will exercise diligence, independence and thoroughness in conducting investment analysis and taking investments actions.

I will make full and fair disclosure of all matters that could reasonably be expected to impair my independence and objectivity or interfere with my respective duties to Phineus Partners, its clients or prospective clients.

I will not knowingly make any statement that misrepresents facts relating to investment analysis, recommendations, actions, or other professional activities.

I will not make or imply any assurances or guarantees regarding any investment except to communicate accurate information regarding the characteristics and terms of the investment instrument and the issuer's obligations under the instrument.

When I communicate investment performance information, I will make reasonable efforts to ensure that it is fair, accurate and complete.

I will keep information about current, former, and prospective clients confidential unless: 1) the information concerns illegal activities on the part of the client or prospective client, 2) disclosure is required by law, or 3) the client or prospective client provides written permission allowing disclosure of the information.

I will place the interests of the firm before my own and will not deprive the firm of the advantage of my skills and abilities, divulge confidential information, or otherwise cause harm to the firm.

I will comply with the policies and procedures established by the firm to the extent that there is no conflict with applicable laws, rules, and regulations.

I will make reasonable efforts to detect and prevent violations of applicable laws, rules, and regulations by anyone subject to my supervision or authority.

If I possess material nonpublic information related to the value of an investment I will not act, or cause others to act, on the information, until that information is made public.

Initial: ______

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I will not offer, solicit, or accept any gift, benefit, compensation or consideration that could be reasonably expected to compromise my own or another's independence and objectivity. I will not accept gifts, benefits, compensation, or consideration that competes with, or might reasonably be expected to create a conflict of interest with the firm unless I obtain written consent.

I will comply with any and all trading restrictions for securities imposed by the CIO and listed on the Phineus Restricted List as communicated to me by the Phineus CCO.

I will provide the firm's compliance officer with duplicate trade confirmations and account statements at least quarterly for all personal securities accounts. I will provide copies of all brokerage account statements to the Phineus CCO when I first become an access person (initial report). I acknowledge in writing that all personal securities accounts and securities holdings have been reported to the Phineus CCO.

I acknowledge that my personal securities transaction reports will be reviewed to assess whether I have followed internal procedures, to include the comparison of personal trading to the Phineus Restricted List, and an analysis to determine if clients are receiving terms as favorable as those given to myself when trading the same security.

I will not knowingly trade securities in my personal accounts, or accounts of family members for two business days before trading the same security for clients (i.e. front running), and thereby receiving better prices.

I will not invest in IPO's prior to secondary trading and must receive pre-clearance to invest in private placements by the Phineus CCO.

I will promptly report any observed violations of this Code of Ethics to the Phineus CCO.

I have been provided with a copy of the Code of Ethics and any amendments and I will promptly return a signed and dated acknowledgement of this Code of Ethics to the Phineus CCO.

I hereby certify that I will comply with all of the following provisions of Phineus Partners' Code of Ethics:

Signature: ________________________________________________________________   Date: __________

Name:

As a member of the Investment Team of Phineus Partners, I agree to comply with the Personal Securities Trading Policy of Phineus for my personal accounts as well as those of my family members.

Signature: ________________________________________________________________   Date: __________

Name:

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